DocuSign Envelope ID: 287BADB8-F603-40F4-8D32-070EDE6F7CC5

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL SERVICES, INC.

	Fund Name		Fund Name
1	Victory Diversified Stock Fund	22	Victory RS Investors Fund
2	Victory Floating Rate Fund	23	Victory RS Large Cap Alpha Fund
3	Victory Global Energy Transition Fund	24	Victory RS Mid Cap Growth Fund
4	Victory High Income Municipal Bond Fund	25	Victory RS Partners Fund
5	Victory High Yield Fund	26	Victory RS Science and Technology Fund
6	Victory INCORE Fund for Income	27	Victory RS Select Growth Fund
7	Victory INCORE Investment Grade Convertible Fund	28	Victory RS Small Cap Equity Fund
8	Victory INCORE Investment Quality Bond Fund	29	Victory RS Small Cap Growth Fund
9	Victory INCORE Low Duration Bond Fund	30	Victory RS Value Fund
10	Victory INCORE Total Return Bond Fund	31	Victory S&P 500 Index Fund
11	Victory Integrity Discovery Fund	32	Victory Sophus Emerging Markets Fund
12	Victory Integrity Mid-Cap Value Fund	33	Victory Special Value Fund
13	Victory Integrity Small/Mid-Cap Value Fund	34	Victory Strategic Allocation Fund
14	Victory Integrity Small-Cap Value Fund	35	Victory Strategic Income Fund
15	Victory Munder Mid-Cap Core Growth Fund	36	Victory Sycamore Established Value Fund
16	Victory Munder Multi-Cap Fund	37	Victory Sycamore Small Company Opportunity Fund
17	Victory Munder Small Cap Growth Fund	38	Victory Tax-Exempt Fund
18	Victory NewBridge Large Cap Growth Fund	39	Victory Trivalent International Fund-Core Equity
19	Victory RS Global Fund	40	Victory Trivalent International Small-Cap Fund
20	Victory RS Growth Fund	41	Victory THB US Small Opportunities Fund

21Victory RS International Fund

As of November 30, 2021

VICTORY PORTFOLIOS

By:

Name: Christopher K. Dyer

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

Name: Christopher K. Dyer

Title: Chief Operating Officer